UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2017

RITTER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1880 Century Park East, Suite 1000
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 203-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On January 17, 2017, the Board of Directors (the “Board”) of Ritter Pharmaceuticals, Inc. (the “Company”) appointed Dr. William M. Merino to the Board, effective immediately. Dr. Merino will serve until the Company’s 2017 annual meeting of stockholders (where he will be nominated for reelection by the stockholders of the Company).

Dr. Merino served as the Senior Vice President of Worldwide Regulatory Affairs for Warner Lambert Pharmaceuticals (from 1987-2000), where he was a member of the Office of the Chairman and responsible for the registration and approval of pharmaceuticals products with regulatory agencies around the world. He was also responsible for quality assurance, quality control and drug safety for the company, and led efforts to gain expedited registration of Lipitor in the United States and abroad in 20 other countries. He also has previous experience leading international regulatory affairs at Alcon Pharmaceuticals, G.D. Searle & Co., and Riker Laboratories. Dr. Merino has served as a senior clinical and regulatory advisory to the Company. Dr. Merino received his PhD in Pharmacology from Purdue University.

The Board believes that Dr. Merino’s deep global experience in drug and device registration and his extensive work with senior members of the U.S. Food and Drug Administration (FDA) as well as several international regulatory authorities will bring important insight and acumen to the Board and the Company, as the Company continues its interactions with the FDA in an effort to bring RP-G28 to market.

There are no transactions between the Company and Dr. Marino that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description

99.1	Ritter Pharmaceuticals, Inc. press release dated January 17, 2017, entitled “Ritter Pharmaceuticals Appoints William Merino, Ph.D., to its Board of Directors”

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITTER PHARMACEUTICALS, INC.

		By:	/s/ Michael D. Step
		Name:	Michael D. Step
		Title:	Chief Executive Officer

Date:	January 17, 2017

Exhibit Index

Exhibit No.	Description

99.1	Ritter Pharmaceuticals, Inc. press release dated January 17, 2017, entitled “Ritter Pharmaceuticals Appoints William Merino, Ph.D., to its Board of Directors”